Exhibit 95

Mine Safety Disclosure Data

For the year ended December 31, 2019, there were four Mine Safety and Health Administration (MSHA) violations or notices received by the Company for its Gold Hill properties.

There has been ONE violation of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine health hazard under section 104.

We certify that we had no mining-related fatalities during the year ended December 31, 2019.

We have not received an imminent danger order under Section 107(a) of the Federal Mine Safety and Health Act of 1977.

We have not received any notices of a pattern of violations, or of the potential to have such a pattern, of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health and safety hazards.

We have no pending legal actions before the Federal Mine Safety and Health Review Commission as of December 31, 2019, and have not instituted any legal actions during the year ended December 31, 2019.